EXHIBIT 10.18

Compensatory Arrangements with Executive Officers

Base Salary

The current annual base salaries of each of the executive officers of PLC Systems Inc. (the “Company”) are as follows:

Mark R. Tauscher, President and Chief Executive Officer	$310,247

Gregory W. Mann, Chief Financial Officer	$120,000

Kenneth J. Luppi, Vice President of Operations	$164,625

Vincent C. Puglisi, Managing Director, International	$161,537

Other Compensation

Mr. Tauscher currently receives an annual car allowance of $12,000.  Mr. Luppi and Mr. Puglisi each currently receive an annual car allowance of $6,000.

The Compensation Committee may also, from time to time, award each of the executive officers compensation in the form of stock options granted under the Company’s 2005 Stock Incentive Plan, as amended.